Exhibit 10.2
Form of AngioDynamics Retention Incentive

January 30, 2026

Personal and Confidential

[Employee Name]
[Address]

Re:    AngioDynamics Retention Incentive Opportunity

Dear [Name]:

Given your critical role, skills and knowledge, your efforts on behalf of AngioDynamics are particularly important at this time. Therefore, on behalf of the AngioDynamics Board of Directors, the Company is offering you an incentive beyond your regular compensation to recognize your continued commitment to providing critical leadership to the Company during this period of transition.

Specifically, AngioDynamics is offering you the opportunity to receive a “Retention Incentive,” as set forth below:

1.
Retention Incentive Award: If you qualify for a Retention Incentive, you will be eligible to receive an incentive payment tied to and conditioned on your continued employment with the Company, as follows:

If you remain employed by the Company up to and including the earlier of (1) six months from the date on which the new Chief Executive Officer starts employment at the Company or (2) June 1, 2027, you will be entitled to receive a lump sum retention award in an amount equal to [50% or 150%] of your annual base salary in effect on the payment date.

In the event that your position is eliminated other than a “for cause” termination, you will remain eligible for the full incentive payment set forth above.

2.
Eligibility: To qualify for a “Retention Incentive,” you must remain employed with the Company, and in good standing, until the end of the period set forth in Section 1 above, and you must comply with the confidentiality requirement set forth below. If you voluntarily resign or are terminated for performance reasons, including, but not limited to, termination for cause or gross misconduct, you will forfeit your eligibility for the incentive.

3.
Form and Timing of Payment. The Retention Incentive shall be paid in a lump sum. It shall be subject to tax-related deductions and withholdings applicable to lump sum employment income. The Company shall pay you the Retention Incentive within thirty (30) days after you meet the requirements for the Retention Incentive.

4.
Confidentiality. This program has been designed specifically for a limited number of employees. Therefore, a condition to your entitlement to the Retention Incentive is that you shall not disclose the existence or terms of this arrangement to any other employee of the Company. Of course, you may discuss the terms of this arrangement with Human Resources personnel for the purpose of addressing any matters concerning the administration of this arrangement, and you understand that the Company will be required to make certain disclosures pursuant to its obligations as a public company under Securities and Exchange Commission rules.

5.	Preservation of At-Will Employment. Nothing in this letter changes the at-will nature of your employment with the Company.

Thank you for your efforts on behalf of the organization, and we long forward to your continued effective commitment to the Company.

Sincerely,

/s/ James Clemmer

Acknowledged and agreed:

[Employee Name]